Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Provides Update Related to COVID-19

Further Strengthens Balance Sheet Flexibility with New $375 Million Term Loan

Sector Leading Liquidity Position with Availability in Excess of $2 Billion

Withdraws 2020 Annual Guidance

JERICHO, N.Y., April 2, 2020 – Kimco Realty Corp. (NYSE:KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, announced today that it has further strengthened its financial flexibility by obtaining a new $375 million unsecured term loan facility aimed at enhancing the company’s abundant liquidity position.

“The health and wellbeing of our employees, our tenants and the communities we serve is Kimco’s utmost priority, and we extend our thoughts to all those being impacted by the COVID-19 pandemic. Kimco has decades of experience navigating economic crises, natural disasters and other challenges with the support of a world-class group of associates and a high-quality, mixed-use portfolio concentrated in the top U.S. markets with 78% of our annual base rent coming from grocery-anchored centers,” stated Kimco’s Chief Executive Officer, Conor Flynn. “We know firsthand, through our ownership position in Albertsons, how valuable the grocery component has been in this time of need, and we appreciate the efforts of all medical professionals, grocers, pharmacies, and other heroes that are going above and beyond.”

With the proceeds of this term loan, Kimco will have approximately $800 million of cash on its balance sheet. This strong cash position, together with the over $1.3 billion available under its revolving credit facility and more than 300 unencumbered properties, provides sufficient financial capacity to meet the company’s $171.9 million in pro-rata debt obligations maturing during 2020, all of which is secured non-recourse debt.

Kimco’s Chief Financial Officer Glenn Cohen stated, “Our balance sheet serves as a significant source of strength supported by the largest liquidity level in the shopping center sector. Further, with ample availability on our revolving credit facility, a solid cash position, and a large pool of unencumbered properties, we are well positioned to meet our 2020 obligations. In addition, we have one of the longest weighted-average debt maturity profiles in the industry at 10.6 years, and a flexible approach to value creation that has allowed us to defer approximately $90 million to $100 million in capital spending originally planned for this year. We wish to thank our lenders for their confidence, support and speed exhibited in completing this facility.”

The proceeds from the unsecured term loan facility are to be used for general corporate purposes, which may include but is not limited to repayment of indebtedness and working capital. The new facility, which has an accordion feature for an additional $750 million, subject to further syndication of the term loan, is scheduled to mature April 2021, extendable at Kimco’s option for one year until April 2022. Interest on the term loan borrowings under the Credit Agreement accrues at a spread (currently 1.400%) to LIBOR or, at the company’s option, a spread (currently 0.400%) to the base rate defined in the Credit Agreement, that in each case fluctuates in accordance with changes in Kimco’s senior debt ratings.

In light of the ongoing spread of COVID-19 and the uncertainty related to its unfolding economic impact, Kimco has elected to withdraw its 2020 guidance that was previously provided on January 30, 2020. The company will provide additional updates with its first quarter 2020 earnings results.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of December 31, 2019, the company owned interests in 409 U.S. shopping centers and mixed-use assets comprising 72.4 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com